Exhibit 99.1

One Broadway, 14th Floor • Cambridge, MA 02142 • 617-475-1520 • www.invivotherapeutics.com

Contacts:
David Pitts
Argot Partners
212-600-1902
david@argotpartners.com

InVivo Therapeutics Announces Reverse Merger and $10.5 Million Private Offering

CAMBRIDGE, Mass. – October 27, 2010 – InVivo Therapeutics Corporation (“InVivo Therapeutics”), a company focused on the development of groundbreaking technologies for the treatment of spinal cord injuries (SCI), today announced the successful completion of a reverse merger (the "Merger") with InVivo Therapeutics Holdings Corp. (“InVivo”). InVivo, now headquartered in Cambridge, Massachusetts, will continue the business of InVivo Therapeutics as a wholly-owned subsidiary under the leadership of InVivo Therapeutics’ current management team, headed by Chief Executive Officer, Frank Reynolds. In completing the Merger, InVivo issued approximately 31.6 million shares of its common stock to the holders of InVivo Therapeutics common stock. The merged company will be quoted on the OTC markets under the symbol “NVIV,” beginning Thursday, October 28, 2010.

Concurrent with the Merger, InVivo announced the private placement of approximately 10.5 million units of its securities to qualified accredited investors, for total gross proceeds of $10.5 million (including approximately $500,000 of bridge debt conversion) and net proceeds of $8.8 million. Each unit consists of one share of common stock of InVivo and one warrant, with each warrant entitling the holder to purchase one share of common stock for a five-year period at an exercise price of $1.40 per share. The warrants are callable by InVivo if the common stock trades for a price equal to or greater than $2.80 per share for twenty consecutive trading days following the effectiveness of the registration statement. Upon closing of the Merger and private placement, InVivo has total shares outstanding of approximately 49.2 million. Net proceeds received from the sale of units are expected to be used for research and development, repayment of certain debt, fixed asset additions and working capital and general corporate purposes.

InVivo expects to commence a human clinical trial of its novel biocompatible polymer scaffolding device designed for implantation into a lesion to treat acute open-wound SCI upon U.S. Food and Drug Administration (FDA) clearance of an investigational device exemption (IDE) application.

“This financing and reverse merger provide InVivo with the resources to execute a pivotal goal for us and for the SCI community, which is testing our groundbreaking technology in human subjects," commented Frank Reynolds. "Successful treatment options for acute injuries remain elusive. InVivo is pursuing a new paradigm of care, one developed by top scientific minds, that focuses initially on the treatment of secondary injury. With success in the clinic, we hope to introduce substantial improvements to the treatment of these life-altering injuries within the next two to three years.”

Robert  Langer,  ScD,  Professor  at  the  Massachusetts  Institute  of  Technology,  a  co-inventor  of InVivo’s proprietary technology and a member of InVivo’s Scientific Advisory Board, added that “Historically, scientific advancements have required critical rounds of financial support at key times in the technology’s development. This funding will hopefully advance this technology to the point of enabling human studies, and we are hopeful about the outcome."

InVivo’s biodegradable polymer scaffold device is designed to be implanted to the lesion and act as a synthetic extracellular matrix and reduce scar formation (astrogliosis). InVivo intends to introduce its first biodegradable polymer scaffold device without any other FDA regulated components for SCI treatment, which is expected to expedite regulatory approval timelines. Subsequent devices contemplate the incorporation of anti-inflammatory drugs or stem cells seeded on the scaffold.

The securities sold in the private placement have not been registered under the Securities Act of 1933 and may not be resold absent registration under or exemption from such Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

About InVivo Therapeutics

InVivo Therapeutics Corporation is a Cambridge, MA medical device company focused on utilizing polymers as a platform technology to develop treatments to improve function in individuals paralyzed as a result of traumatic spinal cord injury. The company was founded in 2005 on the basis of proprietary technology co-invented by Robert Langer, ScD, Professor at Massachusetts Institute of Technology, and Joseph P. Vacanti, MD, who is affiliated with Massachusetts General Hospital in Boston.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to sell additional shares of common stock and warrants to purchase common stock at additional closings, the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology in connection with spinal cord injuries; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including, our current reports on Form 8-K. We do not undertake to update these forward-looking statements made by us.